EXHIBIT 99.1

GSI Technology, Inc. Reports Second Quarter Fiscal 2021 Results

SUNNYVALE, Calif., Oct. 29, 2020 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its second fiscal quarter ended September 30, 2020.

Summary Financial Results Table (in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	Sept. 30, 2020	June 30, 2020	Sept. 30, 2019	Sept. 30, 2020	Sept. 30, 2019
Net revenues	$6,659	$6,621	$11,740	$13,280	$24,759
Gross margin (%)	46.7%	46.1%	55.9%	46.4%	59.8%
Operating expenses	$8,265	$8,745	$8,491	$17,010	$16,963
Operating loss	$(5,153)	$(5,695)	$(1,923)	$(10,848)	$(2,152)
Net loss	$(5,231)	$(6,076)	$(1,768)	$(11,307)	$(1,893)
Net loss per share, diluted	$(0.22)	$(0.26)	$(0.08)	$(0.48)	$(0.08)

Lee-Lean Shu, Chairman and Chief Executive Officer, commented, "Business disruptions related to COVID have significantly impacted our financial results in the first half of fiscal year 2021. Nokia, our largest customer, downgraded its outlook for full-year 2020 due to declining demand as its customers delay their spending plans. While we did see an increase in Nokia sales from the prior two quarters, our sales to this customer remain below last year’s levels. We continue to progress on multiple fronts with new products, including Gemini-I, our in-memory processor for search. First, our APU software team has developed a new algorithm, called Neural Hash, to improve the speed of similarity search for a given accuracy rate. We presented the algorithm on October 15, 2020 at the 2020 BayLearn conference. Second, we have developed a code generator for Gemini-I and will release a compiler stack in early calendar 2021. These tools allow developers to write code in Python for multiple applications using the Gemini-I solution and simplify the process of testing and evaluation by prospective customers. The compiler is a program that converts high level language into a machine code so that it can be read and executed by the Gemini-I chip. We plan to release a Python compiler in early calendar 2021. Third, in the first quarter of calendar 2021, we expect to begin testing the 600 MHz Gemini-I to finalize and prepare the product for mass production. Finally, we have made progress towards Gemini-II, the second product in our APU family, with a planned launch in late 2022 with orders of magnitude performance-cost improvement over Gemini I.”

"In addition to reduced demand, we are experiencing a longer sales cycle, especially for new products, which typically require more time than selling established products. Ideally, we conduct sales meetings in person and spend the time educating customers on how our new product will change their current practices. Given the restrictions in the COVID environment, our new product sales process is taking longer. For our Radiation Hardened SRAM products, where we target national assets and top-secret applications, sales communications have slowed due to a lack of access to secured communications facilities. While we anticipate orders for our Radiation Tolerant SRAM products in imaging satellites and space applications when funding is released, COVID restrictions cloud the sales timeline for those products as well. We continue to make progress with Gemini-I customers on several fronts as prospects test our product offering, and we see more target market opportunities. However, given the business challenges to educate and train new customers, we now anticipate design wins and initial sales of Gemini-I Leda boards in calendar 2021," continued Mr. Shu. Commenting on the outlook for GSI's third quarter of fiscal 2021, Mr. Shu stated, "current expectations for the upcoming third quarter are net revenues in a range of $6.0 million to $7.2 million, with gross margin of approximately 41% to 43%.”

Second Quarter Fiscal Year 2021 Summary Financials

The Company reported a net loss of $(5.2 million), or $(0.22) per diluted share, on net revenues of $6.7 million for the second quarter of fiscal 2021, compared to a net loss of $(1.8 million), or $(0.08) per diluted share, on net revenues of $11.7 million for the second quarter of fiscal 2020 and a net loss of $(6.1 million), or $(0.26) per diluted share, on net revenues of $6.6 million for the first quarter of fiscal 2021. Gross margin was 46.7% compared to 55.9% in the prior year period and 46.1% in the preceding first quarter. The changes in gross margin were primarily due to changes in product mix sold in the three periods.

In the second quarter of fiscal 2021, sales to Nokia were $3.4 million, or 51.7% of net revenues compared to $5.3 million, or 45.2% of net revenues, in the same period a year ago and $1.8 million, or 26.9% of net revenues in the prior quarter. Military/defense sales were 26.9% of second quarter shipments compared to 23.4% of shipments in the comparable period a year ago and 30.1% of shipments in the prior quarter. SigmaQuad sales were 65.4% of second quarter shipments compared to 63.5% in the second quarter of fiscal 2020 and 46.3% in the prior quarter.

Total operating expenses in the second quarter of fiscal 2021 were $8.3 million, compared to $8.5 million in the second quarter of fiscal 2020 and $8.7 million in the prior quarter. Research and development expenses were $5.7 million, compared to $5.8 million in the prior year period and $5.8 million in the prior quarter. Selling, general and administrative expenses were $2.6 million in the quarter ended September 30, 2020 compared to $2.7 million in the prior year quarter, and down from $2.9 million in the previous quarter.

Second quarter fiscal 2021 operating loss was $(5.2 million) compared to $(1.9 million) in the prior year period and $(5.7 million) in the prior quarter. Second quarter fiscal 2021 net loss included interest income and other expense, net of $(16,000) and a tax provision of $62,000, compared to $210,000 in interest and other income and a tax provision of $55,000 for the same period a year ago. In the preceding first quarter, net loss included interest and other income of $106,000 and a tax provision of $487,000, primarily resulting from the settlement of a tax audit in Israel for fiscal years 2017 through 2019.

Total second quarter pre-tax stock-based compensation expense was $653,000 compared to $642,000 in the comparable quarter a year ago and $755,000 in the prior quarter.

At September 30, 2020, the Company had $56.1 million in cash, cash equivalents and short-term investments and $8.7 million in long-term investments, compared to $66.6 million in cash, cash equivalents and short-term investments and $4.1 million in long-term investments at March 31, 2020. Working capital was $59.2 million as of September 30, 2020 versus $70.9 million at March 31, 2020, with no debt. Stockholders’ equity as of September 30, 2020 was $82.2 million compared to $89.6 million as of the fiscal year ended March 31, 2020.

Conference Call

GSI Technology will review its financial results for the quarter ended September 30, 2020 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, October 29, 2020. To listen to the teleconference, please call toll-free 1-866-248-8441 in the U.S. or 1-856-344-9206 for international approximately10 minutes before the above start time and provide Conference ID 7837554. You may also listen to the teleconference live via the Internet at www.gsitechnology.com where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. GSI’s resources are currently focused on bringing new products to market that leverage existing core strengths, including radiation-hardened memory products for extreme environments, and Gemini, the APU designed to deliver performance advantages for diverse artificial intelligence applications. GSI Technology is headquartered in Sunnyvale, California and has sales offices in the Americas, Europe, and Asia.  For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly and fiscal year-end closing process. Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; global public health crises that reduce economic activity (including the ongoing COVID-19 global pandemic and the governmental and regulatory actions relating thereto); the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; and delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer relationships for the sale of such products. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 global pandemic. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

Hayden IR
Kim Rogers
Managing Director
385-831-7337
Kim@HaydenIR.com

Media Relations
Finn Partners for GSI Technology
Julie Ortega
510-697-5599
gsi@finnpartners.com

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2020	2020	2019	2020	2019

Net revenues	$6,659	$6,621	$11,740	$13,280	$24,759
Cost of goods sold	3,547	3,571	5,172	7,118	9,948

Gross profit	3,112	3,050	6,568	6,162	14,811

Operating expenses:

Research & development	5,659	5,825	5,833	11,484	11,428
Selling, general and administrative	2,606	2,920	2,658	5,526	5,535
Total operating expenses	8,265	8,745	8,491	17,010	16,963

Operating loss	(5,153)	(5,695)	(1,923)	(10,848)	(2,152)

Interest and other income, net	(16)	106	210	90	357
		-
Loss before income taxes	(5,169)	(5,589)	(1,713)	(10,758)	(1,795)
Provision for income taxes	62	487	55	549	98
Net loss	$(5,231)	($6,076)	$(1,768)	$(11,307)	$(1,893)

Net loss per share, basic	$(0.22)	($0.26)	$(0.08)	$(0.48)	$(0.08)
Net loss per share, diluted	$(0.22)	($0.26)	$(0.08)	$(0.48)	$(0.08)

Weighted-average shares used in
computing per share amounts:

Basic	23,617	23,440	22,975	23,529	22,791
Diluted	23,617	23,440	22,975	23,529	22,791

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2020	2020	2019	2020	2019

Cost of goods sold	$84	$88	$52	$172	$107
Research & development	353	413	397	766	796
Selling, general and administrative	216	254	193	470	390
	$653	$755	$642	$1,408	$1,293

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Sept. 30, 2020	March 31, 2020
Cash and cash equivalents	$44,022	$51,506
Short-term investments	12,067	15,061
Accounts receivable	4,282	6,330
Inventory	4,273	4,282
Other current assets	1,655	1,934
Net property and equipment	7,632	8,119
Long-term investments	8,655	4,117
Other assets	11,454	11,212
Total assets	$94,040	$102,561

Current liabilities	$7,073	$8,260
Long-term liabilities	4,744	4,660
Stockholders' equity	82,223	89,641
Total liabilities and stockholders' equity	$94,040	$102,561